Exhibit 99.1
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. REPORTS THIRD QUARTER 2010 RESULTS
     WESTLAKE VILLAGE, California — November 22, 2010 — Dole Food Company, Inc. today announced financial and operating results for the third quarter ended October 9, 2010. Adjusted EBITDA increased 19%, to $101 million compared to $85 million in the third quarter of 2009. Dole also reported a loss from continuing operations of $53 million or ($0.61) per share. Comparable Income from continuing operations for the third quarter of 2010 was $31 million or $0.35 per share (see Exhibit 2).
     David A. DeLorenzo, Dole’s President and CEO said: “Despite challenging conditions in our fresh fruit segment, we reported strong financial results for the third quarter. Adjusted EBITDA increased $16 million to $101 million and we reduced net debt by $25 million during the quarter and $71 million year-to-date. The strong turnaround in our fresh vegetables segment continued during the third quarter, with Adjusted EBITDA growing by $10 million on higher pricing and volumes. Our packaged foods segment also continued to perform well, with successful new product introductions and year-to-date results ahead of last year.”
     “During the quarter we began implementation of our plans to downsize and restructure our European banana operations. These one-time restructuring actions are expected to result in direct savings of approximately $34 million in 2011. We believe our restructuring efforts will reduce our costs, improve our profitability and generally better align our operations with the current European market.”

Selected Financial Data (Unaudited)

	Quarter Ended		Three Quarters Ended
	October 9,	October 10,	October 9,	October 10,
	2010	2009	2010	2009
	(In millions)
Revenues	$1,989	$1,938	$5,336	$5,249
Operating income	66	44	205	275
Adjusted EBITDA	101	85	299	349
Comparable Income (loss)	31	(25)	89	86
Cash flow from operations	48	74	139	283
Reconciliation of Net income to EBIT and Adjusted EBITDA (Unaudited):

	Quarter Ended		Three Quarters Ended
	October 9,	October 10,	October 9,	October10,
	2010	2009	2010	2009
	(In millions)
Net income (loss)	$(49)	$(53)	$7	$72
Discontinued operations, net	(5)	—	(5)	(2)
Interest expense	49	70	127	158
Income taxes	8	(1)	20	16

Earnings before interest and taxes (“EBIT”)	3	16	149	244
Depreciation and amortization	38	37	88	92
Net unrealized (gain) loss on derivative instruments	43	40	59	33
Foreign currency exchange (gain) loss on vessel obligations	4	(1)	(1)	6
Net unrealized (gain) loss on foreign denominated instruments	13	9	7	7
Gains on asset sales	—	(16)	(3)	(33)

Adjusted EBITDA	$101	$85	$299	$349

See “Non-GAAP Measurements” below for discussion of EBIT, Adjusted EBITDA and Comparable Income from operations.
Revenues
     Revenues increased 3% during the quarter ended October 9, 2010. Packaged foods sales increased 8% primarily due to higher volumes and improved pricing. Fresh vegetables sales increased by 9% due to higher sales in North America fresh-packed vegetables and improved pricing, product mix and increased volumes for packaged salads. Fresh fruit revenues decreased primarily due to the 2009 divestitures of Dole’s box manufacturing plants in Latin America.

Adjusted EBITDA (Unaudited)
     Adjusted EBITDA in the third quarter of 2010 increased $16 million to $101 million. Fresh vegetables Adjusted EBITDA increased due to higher pricing in the North America fresh-packed vegetables and packaged salads businesses. The packaged salads business also benefited from favorable product mix, lower raw material costs and continued plant efficiencies. Fresh fruit Adjusted EBITDA decreased due to lower earnings in the European ripening and distribution business and higher banana fruit costs in North America and Europe. Fresh Fruit Adjusted EBITDA for the quarter benefited from a net $27 million container arbitration settlement gain, partially offset by $24 million of restructuring costs and charges for long-term receivables. Packaged foods Adjusted EBITDA decreased as a result of higher product costs and increased selling, marketing and general and administrative costs in North America.
Cash and Debt (Unaudited)
During the first three quarters of 2010, Dole reduced net debt by $71 million, and ended the third quarter of 2010 with $201 million of cash and cash equivalents.

	October 9,	January 2,
	2010	2010
	(In millions)
Cash:
Cash and cash equivalents	$201	$120

Total Debt:
Revolving credit facility	$—	$—
Term loan facilities	832	739
Senior Notes and Debentures	697	767
Other debt, and debt discount*	79	92

Total Debt	$1,608	$1,598

Net Debt	$1,407	$1,478

*	includes $25 million and $20 million of debt discount at October 9, 2010, and January 2, 2010, respectively.
Segment Information (Unaudited)

	Quarter Ended		Three Quarters Ended
	October 9,	October 10,	October 9,	October 10,
	2010	2009	2010	2009
	(In millions)
Revenues from external customers:
Fresh fruit	$1,327	$1,329	$3,674	$3,672
Fresh vegetables	326	299	825	790
Packaged foods	335	310	836	786
Corporate	1	—	1	1

	$1,989	$1,938	$5,336	$5,249

	Quarter Ended		Three Quarters Ended
	October 9,	October 10,	October 9,	October 10,
	2010	2009	2010	2009
	(In millions)
EBIT:
Fresh fruit	$36	$45	$147	$240
Fresh vegetables	5	(3)	23	10
Packaged foods	24	29	78	75

Total operating segments	65	71	248	325
Corporate:
Unrealized loss on cross currency swap	(46)	(28)	(60)	(35)
Net unrealized loss on foreign denominated instruments	(12)	(9)	(6)	(7)
Operating and other expenses	(4)	(18)	(33)	(39)

Corporate	(62)	(55)	(99)	(81)

Total EBIT	$3	$16	$149	$244

See Exhibit 1 for further detailed information on segments.
Conference Call
Dole will hold a conference call for investors to discuss its results at 4:45 p.m. EST today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 800-591-6944 in the United States and 617-614-4910 from international locations and providing the conference code 46831848. A replay of the call will be available until December 6, 2010. To access the telephone replay, dial 888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 48489175. A replay of the webcast will be archived and available online at www.dole.com.
Non-GAAP Measurements
EBIT, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT is calculated from net income by subtracting income from discontinued operations, net of incomes taxes, subtracting the gain on disposal of discontinued operations, net of income taxes, adding interest expense and adding income tax expense to net income. Adjusted EBITDA is calculated from EBIT by adding depreciation and amortization from continuing operations, adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, and subtracting gains on asset sales. Comparable Income from continuing operations is calculated from income from continuing operations by adding charges for restructuring and long-term receivables, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, and subtracting gains on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash and cash equivalents.
EBIT, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and they are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included EBIT, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) herein because management believes that they are useful performance measures for Dole. In addition, EBIT, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are presented because management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of Dole.
Dole, with 2009 net revenues of $6.8 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 — Detailed Information on Segments (Unaudited)
Segment EBIT was impacted by unrealized gains and losses from hedging activities, currency movement on foreign denominated instrument and gains on asset sales, which are detailed in the tables below.

	Quarter Ended		Three Quarters Ended
	October 9,	October 10,	October 9,	October 10,
	2010	2009	2010	2009
	(In millions)
Fresh Fruit
Revenues	$1,327	$1,329	$3,674	$3,672

EBIT:
Fresh fruit products	$35	$41	$141	$223
Charges for restructuring and long-term receivables	(24)	—	(25)	—
Gain on arbitration settlement, net	27	—	27	—
Unrealized gain (loss) on foreign currency and fuel hedges	2	(13)	—	—
Foreign currency exchange gain (loss) on vessel obligations	(4)	1	1	(6)
Net unrealized loss on foreign denominated instruments	—	—	—	—
Gains on asset sales	—	16	3	23

Total Fresh Fruit EBIT	$36	$45	$147	$240

	Quarter Ended		Three Quarters Ended
	October 9,	October 10,	October 9,	October 10,
	2010	2009	2010	2009
	(In millions)
Fresh Vegetables
Revenues	$326	$299	$825	$790

EBIT:
Fresh vegetables products	$5	$(3)	$23	$1
Gains on asset sales	—	—	—	9

Total Fresh Vegetables EBIT	$5	$(3)	$23	$10

	Quarter Ended		Three Quarters Ended
	October 9,	October 10,	October 9,	October 10,
	2010	2009	2010	2009
	(In millions)
Packaged Foods
Revenues	$335	$310	$836	$786

EBIT:
Packaged foods products	$23	$28	$77	$73
Unrealized gain on foreign currency hedges	1	1	1	1
Gains on asset sales	—	—	—	1

Total Packaged Foods EBIT	$24	$29	$78	$75

Exhibit 2 — Reconciliation of Income from continuing operations to Comparable Income (loss) from continuing operations (Unaudited):

	Quarter Ended
			October 10,
	October 9, 2010		2009
	(In millions, except per share)
		Earnings
		per share
Loss from continuing operations	$(53)	$(0.61)	$(53)
Net unrealized loss on derivative instruments, net of income taxes	43	0.50	35
Charges for restructuring and long-term receivables, net of income taxes	24	0.27	—
Foreign currency exchange loss on vessel obligations, net of income taxes	4	0.05	(1)
Net unrealized loss on foreign denominated instruments, net of income taxes	13	0.14	9
Gain on asset sales	—	—	(15)

Comparable Income (loss) from continuing operations	$31	$0.35	$(25)

	Three Quarters Ended
			October 10,
	October 9, 2010		2009
	(In millions, except per share)
		Earnings
		per share
Income from continuing operations	$2	$0.03	$70
Net unrealized loss on derivative instruments, net of income taxes	59	0.68	31
Charges for restructuring and long-term receivables, net of income taxes	25	0.28	—
Foreign currency exchange (gain) loss on vessel obligations, net of income taxes	(1)	(0.01)	6
Net unrealized loss on foreign denominated instruments, net of income taxes	7	0.07	8
Gain on asset sales	(3)	(0.03)	(29)

Comparable Income from continuing operations	$89	$1.02	$86

Per share data for the quarter and three quarters ended October 10, 2009 is not meaningful as it was pre-initial public offering.
See “Non-GAAP Measurements” above for discussion of Comparable Income from continuing operations (total and per share).